Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

FreeCast, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(1)	Other	19,782,084	$	$659.34	0.0001531	$0.10
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share		457(o)			23,000,000.00	0.0001476	3,693.54
Fees Previously Paid	Equity	Representative warrants to purchase common stock		Other				0.0001476	0.00
Fees Previously Paid	Equity	Common stock issuable upon exercise of representative warrants		Other		$	$2,024,000.00	0.0001476	$298.74

Total Offering Amounts:							$25,024,659.34		3,693.64
Total Fees Previously Paid:									3,693.54
Total Fee Offsets:									0.00
Net Fee Due:									$0.10

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on one-third of the par value of registrant's Class A common stock being registered of $0.00003333 per share. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).

Represents 19,782,084 shares of the registrant’s Class A common stock being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Capital Market.